EXHIBIT 99.1

FOR IMMEDIATE RELEASE

DATE: September 18, 2017

ARC GROUP WORLDWIDE ANNOUNCES SALE OF NON-CORE DIVISION

DELAND, FL., September 18, 2017 - ARC Group Worldwide, Inc. ("ARC" and the "Company") (ARCW), a leading global provider of advanced manufacturing and 3D printing solutions, announced the completion of the sale of General Flange & Forge LLC (“GF&F”), a non-core subsidiary of ARC, for $3.0 million, to GFFC Holdings, LLC (“GFFC”).  GFFC is owned in part by Quadrant Management Inc. (“Quadrant”), which is an affiliate of the Company.    The sale of GF&F is therefore a related party transaction.

The GF&F sale was made pursuant to an industry-wide auction undertaken on behalf of the Company by a registered investment banking organization that managed the sale process with prospective bidders.  GFFC entered into the bidding for the GF&F assets only after the first rounds of the auction indicated uncertainty both in respect to the timing for closing any prospective sale and achieving the Company’s valuation objectives.  Mr. Alan Quasha, CEO of Quadrant and Chairman of the Company’s Board of Directors, recused himself from any deliberations or voting by the Board of Directors in respect of the sale of the GF&F assets to GFFC.  The Board of Directors appointed a special committee consisting solely of independent directors to oversee and negotiate the sale process.  The special committee engaged its own independent legal counsel to advise the special committee in respect of the drafting of the asset sale agreement and ancillary transaction documents in accordance with customary terms and conditions for transactions of this type.  In this manner, the special committee was able to conclude that the sale price and the terms and conditions for the transaction were superior to any other offers, as well as fair and reasonable to the Company and its shareholders.

ARC Interim Chief Executive Officer and Chief Financial Officer, Drew Kelley, commented, “The products and services GFF provides largely reside outside ARC’s precision manufacturing solution.  Therefore, we feel it is more efficient to focus our resources on opportunities that expand our core business in precision manufacturing and metal 3D printing.”

Mr. Kelley continued, “The $3.0 million of gross proceeds from the sale will further increase ARC’s financial resources and balance sheet flexibility.  The proceeds from the sale will be used to reduce our debt.  Overall, we believe ARC is in a strong capital position to support future growth of the Company.”

About ARC Group Worldwide, Inc.

ARC Group Worldwide, Inc.is a global advanced manufacturing and metal 3D printing service provider focused on accelerating speed to market for its customers.  ARC provides a holistic set of precision manufacturing solutions, from design and prototyping through full run production.  These solutions include metal injection molding, metal 3D printing, metal stamping, plastic injection molding, clean room injection molding, thixomolding, and rapid and conformal tooling.  Further, ARC utilizes technology to improve automation in manufacturing through robotics, software and process automation, and lean manufacturing to improve efficiency.

Forward Looking Statements

This press release may contain “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995, which are based on ARC’s current expectations, estimates and projections about future events.  These include, but are not limited to, statements, if any, regarding business plans, pro-forma statements and financial projections, ARC’s ability to expand its services and realize growth.  These statements are not historical facts or guarantees of future performance, events or results.  Such statements involve potential risks and uncertainties, and the general effects of financial, economic, and regulatory conditions affecting our industries.  Accordingly, actual results may differ materially.  ARC does not have any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.  For further information on risks and uncertainties that could affect ARC’s business, financial condition and results of operations, readers are encouraged to review Item 1A. – Risk Factors and all other disclosures appearing in ARC’s Form 10-K for the fiscal year ended June 30, 2016, as well as other documents ARC files from time to time with the Securities and Exchange Commission.

CONTACT:

PHONE: (303) 467-5236

Email: InvestorRelations@arcw.com